                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                              (Amendment No.N/A)*


                        DECATUR FIRST BANK GROUP, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   243100104
                        ------------------------------
                                (CUSIP Number)

                                 June 30, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP NO.  243100104
           -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Judy B. Turner
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
      N/A
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          48,246
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          48,246
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      48,246
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      5.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      IN
------------------------------------------------------------------------------



                                  Page 2 of 4



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Item 1

     (a) Name of Issuer

         Decatur First Bank Group, Inc.

     (b) Address of Issuer's Principal Executive Offices

         1120 Commerce Drive
         Decatur, Georgia 30030

Item 2

     (a) Name of Person Filing

         Judy B. Turner

     (b) Address of Principal Business Office or, if none, Residence

         1120 Commerce Drive
         Decatur, Georgia 30030

     (c) Citizenship

         United States

     (d) Title of Class of Securities

         Common Stock, $5.00 par value

     (e) CUSIP Number

         243100104

Item 3 If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        N/A

Item 4  Ownership as of December 31, 2000

        (a)  Amount beneficially owned: 48,246

        (b)  Percent of class: 5.0%

        (c)  Number of shares as to which the person has:

             (i)   Sole power to vote or to direct the vote 48,246

             (ii)  Shared power to vote or to direct the vote 0

             (iii) Sole power to dispose or to direct the disposition of  48,246

             (iv)  Shared power to dispose or to direct the disposition of 0

Item 5   Ownership of Five Percent or Less of a Class:

         N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         N/A

                                  Page 3 of 4

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Item 7   Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on by the Parent Holding Company:

         N/A

Item 8   Identification and Classification of Members of the Group:

         N/A

Item 9   Notice of Dissolution of a Group:

         N/A

Item 10  Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      January 23, 2001
                                              ----------------------------------
                                                            Date

                                                     /s/ Judy B. Turner
                                              ----------------------------------
                                                          Signature

                                                       Judy B. Turner
                                              ----------------------------------
                                                          Name/Title